UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 9, 2007

Date of Report (Date of earliest event reported)

Ambassadors International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-26420	91-1688605
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1071 Camelback Street Newport Beach, CA 92660 (Address of principal executive offices) (Zip Code)

(949) 759-5900

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On November 9, 2007, John C. Spence, age 77, retired as a Class III Director of Ambassadors International, Inc. Mr. Spence’s term was set to expire at the Ambassadors International, Inc.’s (the “Company”) 2008 Annual Meeting of Stockholders. Mr. Spence’s retirement was due to health reasons and did not relate to any disagreement with the Company.

(d) On November 12, 2007, the Board of Directors of the Company appointed Robert P. Mosier, age 58, to serve as a Class III director of the Company, which term shall expire at the 2008 Annual Meeting of Stockholders of the Company, or until his respective successor is duly elected and qualified or until his earlier death, resignation or removal. Mr. Mosier was also appointed as a member of the Audit Committee to serve in accordance with the Bylaws of the Company and the charter of said Committee and until his successor is duly appointed and qualified. A copy of the press release announcing the appointment of Mr. Mosier is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

There is no arrangement or understanding between Mr. Mosier and any executive officer or director of the Company. There are no family relationships among Mr. Mosier and any of the Company’s executive officers or directors. Further, there are no transactions involving the Company and Mr. Mosier which would be reportable pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Item 9.01	Exhibits.

(d)	Exhibits

99.1	Press Release dated November 14, 2007 of the Registrant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBASSADORS INTERNATIONAL, INC.

Date: November 14, 2007	By:	/s/ Laura L. Tuthill
Laura L. Tuthill
Vice President and Chief Accounting Officer

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